FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Vox Medica (media)
Lizanne Wentz	Lauren Mason (215) 519-3889
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION ANNOUNCES TOP-LINE RESULTS

IN ENTEREG™ PHASE 3 CLINICAL STUDY 308

IN POSTOPERATIVE ILEUS

- NDA Submission Targeted Late First Half 2004 -

- Conference call and webcast at 5:45 p.m. ET on January 13, 2004 -

EXTON, PA, January 13, 2004—Adolor Corporation (Nasdaq: ADLR) announced today top-line results of its Phase 3 clinical study (14CL308) of Entereg™ (alvimopan) in the management of postoperative ileus (POI). Study 14CL308 enrolled 666 subjects who were scheduled to undergo large or small bowel resections, or simple or radical hysterectomy.

In the primary endpoint of Study 14CL308, time to recovery of gastrointestinal function, a positive trend was observed when each of the Entereg™ 6 mg and 12 mg treatment groups was compared to the placebo group (Cox proportional hazard model: for 6 mg group, hazard ratio = 1.20, P = 0.079; for 12 mg group, hazard ratio = 1.24, P = 0.038).

A difference in favor of Entereg™ was observed for all of the secondary endpoints in both the 6 mg and 12 mg treatment groups. Statistically significant differences were achieved in time to hospital discharge order written in each of the 6 mg and 12 mg treatment groups as compared to the placebo group.

“We are pleased today to report results from Study 308,” stated Bruce A. Peacock, president and chief executive officer of Adolor. “Our four Phase 3 clinical trials enrolled more than 2,000 subjects, which we believe represents a very substantial clinical development program. The completion of Study 308 supports our goal of submission of a New Drug Application for Entereg™ late in the first half of 2004.”

Mean times to recovery of gastrointestinal function were approximately 8 hours and 10 hours sooner for each of the Entereg™ 6 mg and 12 mg treatment groups, respectively, as compared with the placebo group. Mean times to hospital discharge order written were approximately 14 and 15 hours sooner for each of the 6 mg and 12 mg treatment groups, respectively, as compared with the placebo group. For the approximately 437 subject subgroup of bowel resection subjects, mean times to hospital discharge order written were approximately 17 hours and 21 hours sooner for the 6 mg and 12 mg treatment groups, respectively, each as compared to the placebo group.

Entereg™ was generally well tolerated in this study. The most frequently observed adverse events in both the 6 mg and 12 mg treatment groups and the placebo groups were nausea, vomiting, and pruritus.

About Study 308 and the Entereg™ Postoperative Ileus Clinical Development Program

Because each of the Entereg™ Phase 3 studies assessing efficacy involves multiple comparisons (i.e., two doses of Entereg™ versus placebo), under statistical techniques, statisticians control the overall study error rate (i.e., the likelihood that the drug response occurred by chance) by requiring that each of the multiple dose comparisons meet a P-value of P <0.05 to show statistical significance. Therefore, because the P-value for the 6 mg dose group was 0.079, the P-value of 0.038 achieved in the 12 mg group in Study 14CL308, while less than 0.05, is not considered statistically significant.

The clinical development program for the study of Entereg™ in postoperative ileus includes four Phase 3 clinical studies. Studies 14CL308, 14CL302 and 14CL313 were double-blind, placebo controlled, multi-center studies each designed to enroll subjects scheduled to undergo certain types of major abdominal surgery and receiving opioids for pain relief. Under these protocols, subjects were randomized into three arms to receive placebo, 6 mg, or 12 mg doses of Entereg™ at least two hours prior to surgery, and then twice a day beginning on the first postoperative day until hospital discharge or for a maximum of seven days. The primary endpoint in these three studies was a composite measure of the time to recovery of both upper and lower gastrointestinal function, whichever occurred last, as defined by time to tolerability of solid foods and time to either first flatus or first bowel movement, respectively.

Top-line results from Study 14CL302 were announced in April 2003. Study 14CL302 enrolled 451 subjects who were scheduled to undergo large bowel resections or simple or radical hysterectomies. A statistically significant difference was achieved in the primary endpoint of Study 14CL302, time to recovery of gastrointestinal function, in the Entereg™ 6 mg treatment group compared to the placebo group. A positive trend was observed in the primary endpoint of the study for the Entereg™ 12 mg treatment group; however, the difference from placebo was not statistically significant. The most frequently observed adverse events in both the placebo and treatment groups were nausea, vomiting and abdominal distension.

Top-line results from Study 14CL313 were announced in September 2003. Study 14CL313 enrolled 510 subjects who were scheduled to undergo small bowel resections, large bowel resections or radical hysterectomies. A statistically significant difference was achieved in the primary endpoint, time to recovery of gastrointestinal function in both the Entereg™ 6mg and 12 mg treatment groups when each was compared to placebo. The most frequently observed adverse events in both the placebo and treatment groups were nausea, vomiting and hypotension.

Top-line results from Study 14CL306 were announced in October 2003. Study 14CL306 was designed to assess safety as its primary objective and to assess efficacy as a secondary objective. Study 14CL306 enrolled 519 subjects who were scheduled to undergo simple hysterectomy and receive opioids for pain relief. Under this protocol, subjects were randomized to receive either Entereg™ 12 mg (approximately 400 subjects) or placebo (approximately 100 subjects), at least two hours prior to surgery, and then twice a day beginning on the first postoperative day for seven days on an inpatient or outpatient basis. Study 14CL306 was the first study where dosing continued on an out-patient basis after subjects were discharged from the hospital. Entereg™ was generally well tolerated in this observational safety study with 93% of subjects completing treatment in the Entereg™

12 mg group and 92% of subjects completing treatment in the placebo group. The most frequently observed adverse events in both the placebo and treatment groups were nausea, vomiting and constipation.

Conference Call and Webcast Information

Adolor will be hosting a conference call and webcast on January 13, 2004 at 5:45 p.m. Eastern Time 2:45 p.m. Pacific Time to discuss these results. To participate in the audio portion and have the opportunity to pose questions, dial 1-800-299-7635 for domestic callers, and 1-617-786-2901 for international callers, and provide the Passcode 74813730 . Slides accompanying the call, as well as a webcast of the audio portion of the call, will be available on the Investor Relations section of the Company’s website, www.adolor.com.

A replay of the conference call will be available beginning at 7:45 Eastern Time on January 13, 2004. To listen to a replay of the conference call, dial 1-888-286-8010 (domestic callers) or 1-617-801-6888 (international callers) with a Passcode of 65558109 or listen via the website. The replay will be available for one week.

JPMorgan Healthcare Conference

Adolor is participating in the 22nd Annual JPMorgan Healthcare Conference in San Francisco, California. The company’s presentation is scheduled for 1:30 p.m. Pacific Time 4:30 p.m. Eastern Time on Tuesday, January 13, 2004. Bruce A. Peacock, president and chief executive officer, will present an overview of the company. A live and on-demand webcast of the presentation will be accessible on the Company’s website, www.adolor.com, in the Investor Relations section during the presentation, and archived audio of the presentation, including PowerPoint slides, will be available through January 20, 2004.

About Postoperative Ileus

Many patients undergoing open abdominal surgery experience temporary bowel impairment of variable duration. This phenomenon, known as postoperative ileus or POI, may be exacerbated and prolonged by multiple factors including the use of opioid analgesics for pain relief. POI is characterized by pain, abdominal distention or bloating, nausea and vomiting, accumulation of gas and fluids in the bowel, and delays in the passage of flatus or stool. There has been little advance in the treatment of POI since the introduction of nasogastric decompression, which has limited effectiveness and is uncomfortable for patients. There are no FDA-approved drugs for the management of POI currently available. There is a need for improved treatments because POI can have a negative impact on patient recovery and health care costs.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain management products. Entereg™ (alvimopan), Adolor’s lead product candidate, is being developed to manage postoperative ileus, the gastrointestinal side effect which can affect millions of patients following many types of surgery. Entereg™ is also being developed to manage the bowel dysfunction which can negatively impact the quality of life for millions of patients using opioid analgesic products such as morphine for treating pain, as well as being developed for treating chronic constipation in patients not using opioids. Adolor is collaborating with GlaxoSmithKline for the development and commercialization of Entereg™. Adolor’s next product candidate is a sterile lidocaine patch in clinical development for treating postoperative incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers, and the medical community.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that the results of Studies 14CL302, 14CL306, 14CL308 and 14CL313 have not been submitted to or reviewed by the FDA or any other regulatory agency; the risk that the results from Studies 14CL302, 14CL306, 14CL308 and 14CL313 do not support Adolor’s goal of submission of a New Drug Application (NDA); the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313; the risk that the FDA may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant or clinically meaningful or there are human errors in the conduct of the studies or otherwise; the risk that an NDA for Entereg™ (alvimopan) is not submitted; the risk that an NDA for Entereg™ is not submitted in the first half of 2004; the risk that the FDA will not accept the NDA, if submitted, for filing; the risk that Adolor may not obtain FDA approval for Entereg™ , whether due to the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg™; the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, or otherwise; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline, in connection with the development and commercialization of Adolor’s product candidates; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Reports on Form 10-Q for the quarters ending September 30, 2003 filed October 29, 2003, June 30, 2003 filed August 7, 2003 and March 31, 2003 filed May 14, 2003; Adolor’s Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003, and Adolor’s Registration Statement on Form S-3 filed October 27, 2003 (File No. 333-107998) and Prospectus Supplement filed November 6, 2003. We urge you to carefully review and consider the disclosures found in our filings which are available in the SEC EDGAR database at www.sec.gov and from Adolor at www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website at www.adolor.com